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                                                                    Exhibit 3.05


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                    EDU CORP.
                                    --------

                                    * * * * *

                         Adopted in accordance with the
                        provisions of Section 242 of the
                         General Corporation Law of the
                                State of Delaware

                                    * * * * *

     Sharon Fierro and Gareth G. Morris, being the Vice President and Secretary, respectively, of Edu Corp., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

     FIRST: The Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") is hereby amended in its entirety to read as follows:


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                      AMENDED CERTIFICATE OF INCORPORATION

                                       OF

                    TRO LEARNING, INC. (Formerly, Edu Corp.)




                                   ARTICLE ONE

     The name of the Corporation is TRO Learning, Inc.

                                   ARTICLE TWO

     The address of the Corporation's registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THREE

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

Section 1. Capital Stock.

     The total number of shares of stock which the Corporation has authority to issue is 30,000,000, consisting of:

          (A) 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), to be issued from time to time with designations, powers, preferences, rights qualifications, limitations and restrictions and in one or more series as provided herein or as provided by the board of directors in a certificate filed pursuant to the applicable law of the State of Delaware; and

          (B) 25,000,000 shares of Common Stock par value $.01 per share.


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(1)Section 2. Powers, Preferences and Special Rights of Preferred Stock.

     Part 1. Designation and Dividends.

     1A. Series A Convertible Preferred Stock and Series B Convertible Participating Preferred Stock. There shall be 800,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Stock") and 200,000 shares of Series B Convertible Participating Preferred Stock, par value $.01 per share (the "Series B Stock").

     1B. Dividend Obligation. When and as declared by the Corporation's board of directors and to the extent permitted under the General Corporation Law of the State of Delaware, the Corporation will pay preferential cumulative dividends to the holders of the Preferred Stock as provided in this Part 1.

     Except as otherwise provided herein, dividends on each share of Series A Stock will cumulate on a daily basis at the rate of 12% per annum of the Liquidation Value thereof (compounded on December 31 of each year) from and including the date of issuance thereof to and including the earliest of (a) the date on which the Liquidation Value of such share of Series A Stock plus any accumulated and unpaid dividends thereon are paid upon any liquidation, dissolution or winding up or (b) the date on which such share of Series A Stock is converted into Common Stock or redeemed in accordance with Part 3 hereof.

     Except as otherwise provided herein, dividends on each share of Series B Stock will cumulate on a daily basis at the rate of 8% per annum of the Liquidation Value thereof (compounded on December 31 of each year) from and including the date of issuance thereof to and including the earliest of (a) the date on which the Liquidation Value of such share of Series B Stock plus any accumulated and unpaid dividends thereon are paid upon any liquidation, dissolution or winding up or (b) the date on which such share of Series B Stock is converted into Common Stock or redeemed in accordance with Part 3 hereof.

     Such dividends on the Series A Stock and Series B Stock will accumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any share of Preferred Stock will be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Preferred Stock is made on the stock


--------
(1) Section 2 of Article Four is no longer operative, because no shares of Series A Convertible Preferred Stock or Series B Convertible Participating Preferred Stock remain outstanding.

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records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Preferred Stock.

     1C. Distribution of Partial Dividend Payments. If at any time the Corporation pays less than the total amount of dividends then accumulated with respect to either series of Preferred Stock, such payment will be distributed ratably among the holders of such series of Preferred Stock on the basis of the number of shares of such series of Preferred Stock owned by each such holder.

     1D. Preference. The Corporation shall not, without the prior written consent of the holders of at least a majority of the shares of Series B Stock then outstanding, pay or declare any dividend or distribution on any Series A Stock at any time when accumulated dividends on the Series B Stock have not been paid in full; and the Corporation shall not, without the prior written consent of the holders of at least a majority of the shares of Preferred Stock, pay or declare any dividend or distribution on any Junior Securities at any time when accumulated dividends on the Preferred Stock have not been paid in full.

     1E. Participation in Other Dividends. In the event that the Corporation declares a dividend or distribution on the Common Stock in accordance with the provisions of Paragraph 1C, the holders of the Preferred Stock and the holders of the Common Stock shall share pro rata (based, in the case of holders of Preferred Stock, on the number of shares of Common Stock which each holder of Preferred Stock would be entitled to receive upon conversion of its Preferred Stock into Common Stock) in such dividend or distribution; provided that dividends declared and paid pursuant to Paragraph 1C shall not be deemed to be a payment of accumulated but unpaid dividends on the Preferred Stock and shall not reduce any amount of accumulated but unpaid dividends outstanding at the date of payment.

     Part 2. Participation upon Liquidation.

     Upon any liquidation, dissolution or winding up of the Corporation, each holder of Series B Stock will be entitled to be paid, before any distribution or payment is made upon the Series A Stock or any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all such holder's shares of Series B Stock plus all accumulated and unpaid dividends thereon. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Series A Stock will be entitled to be paid, after the full distribution has been made to the holders of the Series B Stock under the preceding sentence but before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all of such holder's shares of Series A Stock plus all accumulated and unpaid dividends thereon. In the event that proceeds remain after such preferential distributions to the holders of the Preferred Stock, the remaining proceeds upon a sale, liquidation or winding up

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of the Corporation shall be shared by the holders of the Preferred Stock and the holders of the Common Stock pro rata (based, in the case of holders of Preferred Stock, on the number of shares of Common Stock which each holder of Preferred Stock would be entitled to receive upon conversion of its Preferred Stock into Common Stock). If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets available for distribution to its stockholders are insufficient to permit payment to the holders of a series of Preferred Stock of the amount due to such series of Preferred Stock upon such liquidation, dissolution or winding up, then the entire assets available for distribution will be distributed ratably among the holders of such series of Preferred Stock based upon the aggregate Liquidation Value of such series of Preferred Stock held by each such holder plus all accumulated but unpaid dividends thereon. The Corporation will mail written notice of any liquidation, dissolution or winding up to each record holder of Preferred Stock not less than 30 days prior to the effective date thereof. For purposes of this Part 2, the consolidation or merger of the Corporation into or with any other corporation or corporations (other than a wholly-owned Subsidiary) and the sale or transfer by the Corporation of all or substantially all of its assets will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Part 2.

     Part 3. Redemptions.

     3A. Optional Redemption.

     At any time on or after September 20, 1994, each holder of Series A Stock may require the Corporation to redeem all or part of the Series A Stock then held by such holder in accordance with this Part 3 at a price per share of Series A Stock equal to the Series A Redemption Price (the "Series A Redemption Right").

     At any time on or after January 23, 1997, each holder of Series B Stock may require the Corporation to redeem all or part of the Series B Stock then held by such holder in accordance with this Part 3 at a price per share of Series B Stock equal to the Series B Redemption Price (the "Series B Redemption Right"). (The Series A Redemption Right and the Series B Redemption Right together being the "Redemption Right").

     Any holder of Preferred Stock may exercise the Redemption Right by delivering to the Corporation a written notice (a "Redemption Notice") stating such holder's intention to exercise the Redemption Right and the number of such holder's shares of Series A Stock or Series B Stock to be redeemed. The Corporation shall be obligated to redeem the total number of shares of Series A Stock or Series B Stock specified in any Redemption Notice in a series of eight equal quarterly redemptions, such redemptions to occur on the last day of each calendar quarter commencing with the first calendar quarter ending at least 30

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days following the Corporation's receipt of the Redemption Notice (each, a
"Redemption Date"). Within 5 days after receipt of a Redemption Notice from any holder of Series A Stock or Series B Stock, the Corporation shall notify all other holders of such series of Preferred Stock that the Redemption Right has been exercised, and each other holder of such series shall have the right, exercisable by written notice delivered to the Corporation within 10 days after receipt of such notice from the Corporation, to request that any or all of such other holder's shares of such series of Preferred Stock be redeemed on the Redemption Dates together with the shares of the holder who delivered the Redemption Notice. The failure of any such other holder to include its shares of such series of Preferred Stock in such redemption shall not affect its right to demand or be included in subsequent redemptions pursuant to this Paragraph 3A.

     3B. Redemption Price. For each share of Series A Stock which is to be redeemed on any Redemption Date, the Corporation will be obligated to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share of Series A Stock) an amount in immediately available funds (the "Series A Redemption Price") equal to the Liquidation Value thereof plus the accumulated but unpaid dividends thereon from the date of issuance of such share to such Redemption Date. For each share of Series B Stock which is to be redeemed on any Redemption Date, the Corporation will be obligated to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share of Series B stock) an amount in immediately available funds (the "Series B Redemption Price") equal to the Liquidation Value thereof plus the accumulated but unpaid dividends thereon from the date of issuance of such shares to such Redemption Date. If the funds of the Corporation legally available for redemption of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of the series of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares of such series of Preferred Stock ratably among the holders of such shares to be redeemed based upon the number of such shares held by each such holder. If both Series A Stock and Series B Stock are to be redeemed on a particular Redemption Date, and if the funds of the Corporation legally available for redemption of Preferred Stock on such Redemption Date are insufficient to redeem both the Series A Stock and the Series B Stock, those funds which are legally available shall be used first to redeem the Series B Stock and then, if funds which are legally available remain, to redeem the Series A Stock. Thereafter, when additional funds of the Corporation are legally available for the redemption of Preferred Stock, such funds will be used to redeem the balance of the shares of such series of

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Preferred Stock which the Corporation became obligated to redeem on such
Redemption Date but which it has not redeemed (such redemptions to be made on a monthly basis) with redemptions of Series B Stock having priority.

     3C. Reissuance of Certificates. In case fewer than the total number of shares of Preferred Stock represented by any certificate are redeemed upon any exercise of the Redemption Right, a new certificate representing the number of unredeemed shares of Preferred Stock will be issued to the holder thereof without cost to such holder promptly after surrender of the certificate representing the redeemed shares of Preferred Stock.

     3D. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation will be cancelled and will not be reissued, sold or transferred.

     Part 4. Restrictions and Limitations.

     So long as at least 500,000 shares of Preferred Stock remain outstanding (as appropriately adjusted for any stock dividends payable in shares of Preferred Stock and any combinations, subdivisions and split-ups of the shares of Preferred Stock), the Corporation shall not, and shall not permit any Subsidiary to, without the vote or written consent of the holders of a majority of the Preferred Stock:

     (i) Redeem, purchase or otherwise acquire for value, any shares of Preferred Stock except in accordance with Part 3 hereof;

     (ii) Purchase, redeem or otherwise acquire for value (or pay into or set aside as a sinking fund for such purpose) any Junior Securities; provided, however, that this restriction shall not apply to (a) the repurchase of shares of Common Stock from directors, officers, employees or consultants of the Corporation pursuant to written agreements under which the Corporation has the option to repurchase such shares upon the termination of employment by or service to the Corporation or (b) the receipt of shares of Common Stock from employees in payment of the exercise price of stock options granted under any stock option plan of the Corporation;

     (iii) Authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (a) any notes or dept securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features) or (b) any equity securities (including, without limitation, any warrants, options or any other securities convertible into or exchangeable for any equity securities); provided, however, that this restriction will not apply to (a) issuances of up to 30,000 shares of Common Stock (including pursuant to stock option grants), as adjusted from time to time

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for stock splits, stock dividends, recapitalizations or otherwise, for incentive or compensatory purposes to directors, officers, employees or consultants of the Corporation which are from time to time approved by the corporation's board of directors; (b) Common Stock issued upon any stock split or stock dividend and
(c) issuance of Common Stock upon the conversion of Preferred Stock;

     (iv) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock;

     (v) enter into any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict with the rights of the holders of Preferred Stock hereunder or the Corporation's performance of the terms of the Series A Purchase Agreement or the Series B Purchase Agreement;

     (vi) merge or consolidate with ay Person (other than the merger of a wholly-owned Subsidiary with and into the Corporation);

     (vii) sell, lease or otherwise dispose of more than 20% of the Corporation's consolidated assets (computed on the basis of book value or fair market value) in any transaction or series of related transactions (other than sales in the ordinary course of business);

     (viii) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

     (ix) acquire any interest in any business (whether by a purchase of assets, purchase of stock, merger or otherwise) involving an aggregate consideration (including the assumption of indebtedness) exceeding $100,000 in any one transaction or exceeding $100,000 in any twelve-month period;

     (x) amend the Corporation's Certificate of Incorporation or the Bylaws; or

     (xi) except as required by Paragraph 5B hereof, set the size of the Corporation's board of directors at any number other than five (including the members of the board of directors elected by the holders of Preferred Stock pursuant to Paragraph 6B hereof).

     Whenever this Part 4 requires the vote or consent of the holders of the Preferred Stock, the affirmative vote or consent on a matter presented to the Corporation's board of directors of a director who is the holder of Preferred Stock shall constitute the vote or consent of all Preferred Stock held by such director. For purposes of this Part 4, a director shall be deemed to hold all

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Preferred Stock, which he holds directly or indirectly as an individual and all
Preferred Stock held directly or indirectly by an entity of which he is an officer, director or general partner.

     Part 5. Events of Noncompliance.

     5A. Definition. An Event of Noncompliance will be deemed to have occurred if:

     (i) the Corporation fails to make any redemption payment with respect to the shares of Preferred Stock which the Corporation is obligated to make hereunder, whether or not such payment is legally permissible;

     (ii) the Corporation (A) breaches or otherwise fails to perform or observe any material obligation set forth herein (other than a failure to redeem the Preferred Stock) or in paragraph 5(a) of the Series B Purchase Agreement or (B) delivers financial statements under paragraph 5(a) of the Series B Purchase Agreement which are materially misleading; provided that no Event of Noncompliance will be deemed to have occurred under this subsection (ii) if the Corporation establishes (to the reasonable satisfaction of the holders of a majority of the Preferred Stock then outstanding) that (x) the Corporation has exercised, and continues to exercise, best efforts to cure expeditiously the Event of Noncompliance (if cure is possible) and (y) the Event of Noncompliance will not have a material adverse effect on the holders' investment in the Preferred Stock;

     (iii) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days;

     (iv) a judgment in excess of $250,000 is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or


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     (v) the Corporation or any Subsidiary defaults in the performance of any bond, note or other debt for money borrowed if the effect of such default is to cause an amount exceeding $250,000 to become due prior to its stated maturity and such default and acceleration are not reversed or cured (by repayment or otherwise) within 60 days.

     5B. Consequences of Certain Events of Noncompliance.

     (i) If any Event of Noncompliance of the type described in Subparagraph 5A(i) or 5A(ii) has occurred and has continued for 15 days or any other Event of Noncompliance has occurred, the number of directors constituting the Corporation's board of directors will, at the request of the holders of a majority of the shares of Preferred Stock, be increased by such number as will allow directors elected by such holders to constitute a minimum majority of the board of directors, and the holders of Preferred Stock will have the special right, voting separately as a single class and to the exclusion of all other classes of the Corporation's stock, to elect individuals to fill such newly created directorships, to remove any individuals elected to such directorships and to fill any vacancies in such directorships. The special right of the holders of Preferred Stock to elect or remove members of the board of directors may be exercised at a special meeting called as provided below, at any annual or special meeting of stockholders or by written consent in lieu of a stockholders meeting. Such special right will continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right will terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

     At any time when such special right has vested in the holders of Preferred Stock, a proper officer of the Corporation will, upon the written request of the holders of at least 10% of the Preferred Stock, addresses to the secretary of the corporation, call a special meeting of the holders of Preferred Stock for the purpose of electing directors pursuant to this Subparagraph. Such meeting will be held at the earliest legally permissible date at the principal office of the Corporation or at such other place designated by such holders. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at the Corporation's principal office, then the holders of at least 10% of the Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the shortest legally permissible notice and



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will be held at the Corporation's principal office, or at such other place designated by such holders. Any holder of Preferred Stock so designated will be given access to the stock record books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to this Subparagraph.

     At any meeting or at any adjournment thereof at which the holders of Preferred Stock have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Preferred Stock will be required to constitute a quorum for the election or removal of any director by the holders of the Preferred Stock exercising such special right. The vote of a majority of such quorum will be required to elect or remove any such director.

     Any director so elected by the holders of Preferred Stock will continue to serve as a director until the expiration of the lesser of (a) a period of six months following the date on which there is no longer any Event of Noncompliance in existence or (b) the remaining period of the full term for which such director has been elected. After the expiration of such six-month period or when the full term for which such director has been elected ceases (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the board of directors of the Corporation will decrease to such number as constituted the whole board of directors of the Corporation immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

     (ii) If any Event of Noncompliance exists, each holder of Preferred Stock will also have any other rights, which such holder may have been afforded under any contract or agreement at any time and any other rights, which such holder may have pursuant to applicable law.

     Part 6. Voting Rights.

     6A. Voting Rights. Except as otherwise provided in Part 5 and in this Part 6, the holders of the Preferred Stock will be entitled to vote with the holders of the Common Stock on each matter submitted to a vote of the Corporation's stockholders, with each share of Preferred Stock having a number votes equal to the number of votes possessed by the number of shares of Underlying Common Stock attributable to such share of Preferred Stock as of the record date for the determination of stockholders entitled to vote on such matter; provided, however, that the holders of Preferred Stock shall not be entitled to vote together with the holders of Common Stock for the election of directors at any time when the holders of Preferred Stock are entitled to class voting rights under Paragraph 6B.

     6B. Class Voting Rights. At any time when at least 500,000 shares of Preferred Stock are outstanding (as appropriately adjusted for any stock dividends payable in shares of Preferred Stock and any combinations,



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subdivisions and split-ups of the shares of Preferred Stock), the holders of the
Preferred Stock will have the special right, voting separately as a single class (with each share of Preferred Stock having one vote) and to the exclusion of all other classes of the Corporation's stock, to elect two members of the board of directors of the Corporation. The holders of the Preferred Stock shall also have the special right, voting separately as a single class, to remove any individuals elected to such directorships. The special right of the holders of Preferred Stock to elect and remove directors contained in this Paragraph 6B may be exercised either at a special meeting of the holders of Preferred Stock called as provided below, at any annual or special meeting of the stockholders of the Corporation, or by written consent of the holders of Preferred Stock in lieu of a meeting. The directors to be elected by the holders of the Preferred Stock pursuant to this Paragraph 6B shall serve for terms extending from the date of their election and qualification until the time of the next succeeding annual meeting of stockholders (unless sooner removed) and until their successors have been elected and qualified.

     At any time when the holders of Preferred Stock are entitled to exercise the special voting rights set forth in this Paragraph 6B, the secretary of the Corporation shall, upon the written request of the holders of record of at least 5% of the shares of the outstanding Preferred Stock, call a special meeting of the holders of Preferred Stock for the purpose of electing or removing directors. If such meeting shall not be called by a proper officer of the Corporation within 10 days after personal service of said written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at the Corporation's principal office, then the holders of record of at least 5% of the shares of Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the shortest legally permissible notice. Any holder of Preferred Stock so designated shall have access to the stock books of the Corporation for the purpose of called a meeting of the stockholders pursuant to these provisions.

     At any stockholders meeting at which the holders of Preferred Stock shall have the special right, voting separately as a single class, to elect or remove directors as provided in this Paragraph 6B, the presence, in person or by proxy, of the holders of record of a majority of the shares of Preferred Stock then outstanding shall be required to constitute a quorum of the Preferred Stock for such election or removal. At any such meeting or adjournment thereof, the absence of such a quorum of the Preferred Stock shall not prevent the election of directors other than the directors to be elected by holders of the Preferred Stock pursuant to this Paragraph 6B, and in the absence of either or both such quorums, the holders of record of shares representing a majority of the voting


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power present in person or by proxy of the class of classes of stock which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect from time to time without notice other than announcement at the meeting.

     A vacancy in the directorships to be elected by the holders of the Preferred Stock pursuant to this Paragraph 6B may be filled only by vote or written consent in lieu of a meeting of (i) the holders of a majority of the shares of Preferred Stock acting separately as a single class or (ii) the remaining directors elected by the holders of the Preferred Stock (or by directors so elected).

     Part 7. Conversion.

     7A. Conversion Procedure.

     (i) At any time and from time to time, any holder of shares of either series of Preferred Stock may convert all or any portion of such shares (including any fraction of a share) into a number of shares of the Corporation's Common Stock computed by multiplying the number of shares of Preferred Stock to be converted times $5.00 per share and dividing the result by the Conversion Price of Series A Stock (as defined in Paragraph 7B).

     (ii) At any time and from time to time, any holder of shares of Series B Stock may convert all or any portion of such shares (including any fraction of a share) into a number of shares of the Corporation's Common Stock computed by multiplying the number of shares of Series B Stock to be converted times $5.00 per share and dividing the result by the Conversion Price of Series B Stock (as defined in Paragraph 7B).

     (iii) Each conversion of Preferred Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Preferred Stock to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Preferred Stock as such holder will cease and the Person or Persons in whose name or names any certificate or certificates for share of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

     (iv) As soon as possible after a conversion has been effected (but in any event within fifteen business days in the case of Subparagraph (a) below), the Corporation will deliver to the converting holder:

          (a) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;



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



          (b) the amount payable under Subparagraph (vii) below with respect to such conversion; and

          (c) a certificate representing any shares of Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

     (v) The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock will be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each share of Preferred Stock, the Corporation will take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

     (vi) The Corporation will not close its books against the transfer of Preferred Stock or of Common Stock issued or issuable upon conversion of Preferred Stock in any manner which interferes with the timely conversion of Preferred Stock.

     (vii) If any fractional interest in a share of Common Stock would, except for the provisions of this Subparagraph (vii), be deliverable upon any conversion of the Preferred Stock, the Corporation, in lieu of delivering the fractional share therefore, will pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

     (viii) Upon conversion of shares of Preferred Stock into Common Stock pursuant to this Paragraph 7A, the holder of Preferred Stock shall not be entitled to receive any accumulated and unpaid dividends on the Preferred Stock.

     7B. Conversion Price.

     (i) The initial Conversion Price of Series A Stock will be $5.00 per share of Common Stock. The initial Conversion Price of Series B Stock will be $5.00 per share of Common Stock.

     (ii) In order to prevent dilution of the conversion rights granted under this subdivision, the Conversion Price of each series of Preferred Stock will be subject to adjustment from time to time pursuant to this Part 7; provided that, anything to the contrary herein notwithstanding, there will be no adjustment of Conversion Price of either series of Preferred Stock as a result of (a) the issuance of shares of Common Stock upon conversion of shares of Preferred Stock,
(b) issuances of Common Stock for incentive or compensatory purposes (including pursuant to stock option plans) to directors, officers, employees and consultants of the Corporation which are from time to time approved by the Corporation's board of directors (including grants of stock options and the issuance of Common Stock upon the exercise thereof), (c) other issuances or deemed issuances of Common Stock if with respect thereto the holders of a majority of the Underlying Common Stock (acting together as a single class) then outstanding deliver to the Corporation their express written consent to the waiver of the application of the adjustment provisions herein and (d) in the case of the Series A Stock, upon the issuance of the Series B Stock.

     (iii) If and whenever on or after the original date of issuance of the Preferred Stock the Corporation issues or sells, or in accordance with Paragraph 7C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less then the Conversion Price of either series of Preferred Stock in effect immediately prior to the time of such issuance or sale, then immediately upon such issuance or sale such Conversion Price will be reduced to the Conversion Price determined by dividing (a) the num of (1) the product derived by multiplying (A) the Conversion Price in effect immediately prior to such issuance or sale for such series of Preferred Stock times (B) the number of shares of Underlying Common Stock outstanding immediately prior to such issuance or sale, plus (2) the consideration, if any, received by the Corporation upon such issuance or sale, by (b) the sum of (1) the number of shares of Underlying Common Stock outstanding immediately prior to such issuance or sale plus (2) the number of shares of Common Stock deemed (in accordance with Paragraph 7C hereof) to have been issued in such sale.

     7C. Effect on Conversion Prices of Certain Events. For purposes of determining adjusted Conversion Prices under Paragraph 7B, the following will be applicable:

     (i) Issuance of Rights or Options. If the Corporation in any manner grants any rights or options to subscribe for or to purchase Common Stock (other than grants of stock options to directors, officers, employees and consultants of the Corporation for incentive or compensatory purposes which are approved from time to time by the Corporation's board of directors) or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price for either series of Preferred Stock in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options will be deemed to have been issued and sold by the Corporation for such price per share. For purposes of this Paragraph, the "price per share for which Common Stock is issuable" will be determined by dividing (a) the sum of (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus (2) the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus (3) in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such convertible Securities and the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price of a series of Preferred Stock will be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

     (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of this Paragraph, the "price per share for which Common Stock is issuable" will be determined by dividing (a) the sum of (1) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus (2) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price of a series of Preferred Stock will be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price of a series of Preferred Stock had been or are to be made pursuant to other provisions of this Part 7, no further adjustment of the Conversion Price of a series of Preferred Stock will be made by reason of such issue or sale..

     (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Conversion Price for a series of Preferred Stock in effect at the time of such change will be readjusted to the Conversion Price for such shares which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price for such series then in effect, such adjustment will not be effective until 10 days after written notice thereof has been delivered by the Corporation to all holders of the Preferred Stock.

     (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price for a series of Preferred Stock then in effect hereunder will be adjusted to the Conversion Price for such series which would have been in effect any the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

     (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefore will be deemed to be the gross amount received by the Corporation therefore. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefore will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities will be determined jointly by the Corporation and the holders of a majority of the Preferred Stock. If such parties are unable to reach agreement within 10 days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined by an independent appraiser jointly selected by the Corporation and the holders of a majority of the outstanding Preferred Stock (on an as-if-converted basis); provided that if such parties are unable to reach agreement upon the selection of an independent appraiser within 15 days after the Valuation Event, within 25 days after the

Valuation Event, the Corporation and the holders of a majority of the Preferred Stock then outstanding (on an as-if-converted basis) will each choose a qualified independent appraiser reasonably acceptable to the other party and each such appraiser will deliver in writing its determination of the fair value of such consideration. If the difference between the two appraisals is 10% or less of the lower amount, the fair value will be the average of such two appraisals. If the difference between the two appraisals is greater than 10% of the lower amount, the two appraisers will, within 35 days after the Valuation Event, jointly choose a third qualified independent appraiser. Within 45 days after the Valuation Event, the third appraiser will deliver its determination of fair value and the final determination of the fair value of such consideration will be equal to the average of the two appraisals which are nearest to each other. The expenses of the appraisers will be paid one-half by the Corporation and one-half by the holders of the Preferred Stock (pro rata based on the number of shares of Common Stock which would be held by such holder of Preferred Stock on an as-if-converted basis).

     (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued for a consideration of $.01.

     (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

     (viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchases, as the case may be.

     7D. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price of such series of Preferred Stock in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price of each series of Preferred Stock in effect immediately prior to such combination will be proportionately increased.

     7E. Reorganization, Reclassification, Consolidation, Merger or Sale. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Corporation will make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding) to insure that each of the holders of Preferred Stock will thereafter have the right to acquire and receive, in lieu of or (if additional consideration is received) in addition to the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Stock immediately prior to such Organic Change. In any such case, the Corporation will make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding) to insure that the provisions of this Part 7 and Parts 8 and 9 will thereafter be applicable to the Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the Corporation, an immediate adjustment of the Conversion Price for each series of Preferred Stock to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, if the value so reflected is less than such Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

     7F. Certain Events. If any event occurs of the type contemplated by the provisions of this Part 7 but not expressly provided for by such provisions, then the Corporation's board of directors will make an appropriate adjustment in the Conversion Price for each series of Preferred Stock so as to protect the rights of the holders of Preferred Stock; provided that no such adjustment will increase any Conversion Price as otherwise determined pursuant to this Part 7 or decrease the number of shares of Common Stock issuable upon conversion of such share.

     7G. Notices.

     (i) Immediately upon any adjustment of the Conversion Price for a series of Preferred Stock, the Corporation will give written notice thereof to all holders of such series of Preferred Stock.

     (ii) The Corporation will give written notice to all holders of Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

     (iii) The Corporation will also give written notice to the holders of Preferred Stock at least 20 days prior to the date on which any Organic Change will take place.

     7H. Mandatory Conversion. The Corporation may require the conversion of all of the Series A Stock at any time at which there are fewer than 120,000 shares of Series A Stock outstanding (as appropriately adjusted for any stock dividends payable in shares of Series A Stock and any combinations, subdivisions and split-ups of the shares of Preferred Stock). In addition, the Corporation may require the conversion of all of the Series B Stock at any time at which there are fewer than 30,000 shares of Series B Stock outstanding (as appropriately adjusted for any stock dividends payable in shares of Series B Stock and any combinations, subdivisions and split-ups of the shares of Preferred Stock). In addition, the Corporation may require the conversion of all of the outstanding Preferred Stock upon the closing of a firm commitment underwritten Public Offering of shares of the Corporation's Common Stock in which (a) the aggregate price paid by the public for such shares will be at least $5,000,000 and (b) the price per share will be at least $20.00, as adjusted from time to time for any stock splits, stock dividends, recapitalizations or otherwise, paid by the public for such shares. Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Public Offering and upon written notice of such mandatory conversion delivered to all holders of Preferred Stock at least 20 but not more than 40 days prior to such closing.

     Part 8. Liquidating Dividends.

     If the Corporation declares or pays a dividend (a "Liquidating Dividend") upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock, then the Corporation will pay to the holders of Preferred Stock at the time of payment thereof the Liquidating Dividends which would have been paid on the Common Stock had such Preferred Stock been converted into Common Stock immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

     Part 9. Purchase Rights.

     If at any time the Corporation grants, issue or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchased Rights"), then each holder of Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder's Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. This provision shall not apply to any Purchase Rights issued by the Corporation (a) for compensatory or incentive purposes, to directors, officers, employees and consultants of the Corporation (including Options issued pursuant to a stock option plan) or (b) pursuant to a lease financing transaction. This provision shall no longer be of any force or effect upon the closing of a firm commitment underwritten Public Offering of shares of the Corporation's Common Stock in which (c) the aggregate price paid by the public for such shares will be at least $5,000,000 and (d) the price per share, as adjusted for any stock splits, stock dividends or other recapitalization, paid by the public for such shares will be at least $20.00.

     Part 10. Registration of Transfer.

     The Corporation will keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate; provided, however, that any transfer shall be subject to any applicable restrictions on the transfer of such shares and the payment of any applicable transfer taxes, if any, by the holder thereof.

     Part 11. Replacement.

     Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of such mutilation, upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Preferred Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     Part 12. Definitions.

     "Common Stock" means the Corporation's Common Stock, par value $.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

     "Junior Securities" means any of the Corporation's equity securities other than the Preferred Stock.

     "Liquidation Value" of any share of Preferred Stock as of any particular date will be equal to $5.00.

     "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" will be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value will be determined by an independent appraiser jointly selected by the Corporation and the holders of a majority of the Preferred Stock.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Public Offering" means any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force; provided that a Public Offering will not include an offering made in connection with a business acquisition.

     "Series A Purchase Agreement" means the Purchase Agreement dated as of September 20, 1989 by and among the Corporation and certain investors, providing for the issuance and sale of shares of Series A Stock (as such agreement may from time to time be amended in accordance with its terms).

     "Series B Purchase Agreement" means the Purchase Agreement dated as of January 23, 1992 by and among the Corporation and certain investors, providing for the issuance and sale of shares of Series B Stock (as such agreement may from time to time be amended in accordance with its terms).

     "Subsidiary" means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through subsidiaries.

     "Underlying Common Stock" means (i) the Common Stock issued or issuable upon conversion of the Preferred Stock and (ii) any Common Stock issued or issuable with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination or other reorganization.

     Part 13. Amendment and Waiver.

     No amendment, modification or waiver will be binding or effective with respect to any provision of this subdivision without the prior written consent of the holders of at least a majority of the Underlying Common Stock at the time such action is taken. No change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation unless the Corporation has obtained the prior affirmative vote or written consent of the holders of at least a majority of the Underlying Common Stock.

     Part 14. Notices.

     Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certificate mail, return receipt requested, postage prepaid and will be deemed to have been delivered when so mailed (i) to the Corporation, at its principal executive offices and
(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

     Part 15. Cancellation of Designation.

     If at any time all of the outstanding Series A Stock and Series B Stock shall cease to be outstanding for any reason, the provisions of this Section 2 shall become null and void without any further action on behalf of the board of directors or stockholders of the Corporation and the board of directors shall be authorized to file an amended Certificate of Incorporation with the State of Delaware omitting this Section 2.

Section 3. Common Stock.

     Part 1. Voting Rights.

     Except as otherwise required by law, the holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders.

     Part 2. Dividends.

     Subject to the rights of the holders of any series of Preferred Stock with respect to the payment of dividends, and, in particular, the limitations contained in Section 2 of this Article Four, the holders of Common Stock will be entitled to dividends if, when and as declared by the Corporation's board of directors, out of funds legally available therefore, whether payable in cash, property or securities of the Corporation.

     Part 3. Registration of Transfer.

     The Corporation will keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of Common Stock at such place, the Corporation will, at the request of the registered holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares of Common Stock represented by the surrendered certificate, and the Corporation forthwith will cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

     Part 4. Replacement.

     Upon receipt of evidence reasonably satisfactory to the Corporation (it being understood that an affidavit of the registered holder will be deemed satisfactory to the Corporation) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

                                  ARTICLE FIVE

     The name and mailing address of the sole incorporator are as follows:

                  Name                        Mailing Address
                  ----                        ---------------
             Gary R. Wendorf                  200 East Randolph Drive
                                              Suite 5600
                                              Chicago, Illinois 60601

                                   ARTICLE SIX

     The Corporation is to have perpetual existence.

                                  ARTICLE SEVEN

Section 1. Number, election and terms of directors; Board Action.

     Subject to the rights of the holders of Preferred Stock to elect directors under specified circumstances and the rights of the holders of Preferred Stock contained in Section 2 of this Article Four, including paragraph (xi) of Part 4 thereof, the number of directors shall be fixed from time to time exclusively by the board of directors at any number not less than three and not more than eleven pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the "Whole Board"). The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes as determined by the board, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1993 annual meeting of stockholders, the term of office of the second class to expire at the 1994 annual meeting of stockholders and the term of office of the third class to expire at the 1995 annual meting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meting of stockholders, commencing with the 1993 annual meeting, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the board of directors, directors may be elected to fill any vacancy on the board of directors, regardless of how such vacancy shall have been created.

Section 2. Newly created directorships and vacancies.

     Subject to applicable law and to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the board of directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the numbers of authorized directors constituting the entire board of directors shall shorten the term of any incumbent director.

Section 3. Removal.

     Subject to the rights of the holders of any series of Preferred Stock with the respect to such series of Preferred Stock, any director, or the entire board of directors, may be removed from office at any time, but only for cause.

                                  ARTICLE EIGHT

Section 1. Stockholders Action.

     Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, (a) any action required or permitted


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to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation or by unanimous consent in writing by such stockholders and (b) special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or pursuant to a resolution adopted by a majority of the Whole Board.

Section 2. Annual Meetings of Stockholders.

     Part 1.

     Nominations of persons for election to the board of directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the board of directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Article Eight, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Certificate of Incorporation.

     Part 2.

     For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to the by-laws, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting, provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 hereunder


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



(including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficiary owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficiary owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficiary owner.

     Part 3.

     Notwithstanding anything in this Article Eight to the contrary, in the event that the number of directors to be elected to the board of directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased board of directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Certificate of Incorporation shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

Section 3. Special Meetings of Stockholders.

     Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the board of directors or (b) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Article Eight, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Article Eight. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by this Article Eight shall be delivered to the Secretary at the principal executive offices of the Corporation


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


not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

                                  ARTICLE NINE

     In furtherance, and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

                                   ARTICLE TEN

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

                                 ARTICLE ELEVEN

     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Eleven shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE TWELVE

     The Corporation expressly elects to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                ARTICLE THIRTEEN

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or thereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.


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


     SECOND: The Board of Directors of the Corporation approved the foregoing amendment pursuant to the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware and directed that the amendment be submitted to the stockholders of the Corporation for their consideration and approval.

     THIRD: The requisite holders of each class of outstanding stock of the Corporation approved and adopted the foregoing amendment by written consent pursuant to the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     FOURTH: Written notice of the approval of the amendment is being sent to the holders of each class of outstanding stock of the Corporation who did not consent thereto pursuant to 228(d) of the General Corporation Law of the State of Delaware.


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



     IN WITNESS WHEREOF, the undersigned, being respectively the Vice President and Secretary hereinabove named, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury do each hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly have hereunto signed this Certificate of Amendment of Certificate of Incorporation this 6th day of November, 1992.

                                         EDU CORP.


                                         /s/ Sharon Fierro
                                         ---------------------------------------
                                         Sharon Fierro
                                         Vice President


ATTEST:


/s/ Gareth G. Morris
-------------------------------------
Gareth G. Morris
Secretary




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